EXHIBIT 99.0


                                                     March  21, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Annual Report on Form 10-K for the year ended December 31, 2001 for American Insured Mortgage Investors L.P. - Series 86

Ladies and Gentlemen:

Consistent with the Commission's release of March 18, 2002, please be advised that the Partnership has obtained a letter from Arthur Andersen LLP, the Partnership's independent public accountants, dated March 21, 2002, containing the following representations regarding the audits performed on the Partnership's balance sheets as of December 31, 2001 and 2000 and the related statements of income and comprehensive income, changes in partners' equity and cash flows for the years ended December 31, 2001, 2000 and 1999:


o the audits were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards;
o there was appropriate continuity of Arthur Andersen personnel working on the audits; and
o    there was appropriate availability of national office consultation.

Representation relating to the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to these audits.

                                                     AMERICAN INSURED MORTGAGE
                                                     INVESTORS L.P. - SERIES 86
                                                     (Registrant)

                                                     By: CRIIMI, Inc.
                                                         General Partner


                                                     /s/ William B. Dockser
                                                     ---------------------------
                                                     William B. Dockser
                                                     Chairman of the Board